Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – October 9, 2019

Contact:

Robin Gantt

Chief Financial Officer

Northwest Pipe Company
360-397-6325 • rgantt@nwpipe.com

Northwest Pipe Company Announces Robin Gantt’s Retirement as

Senior Vice President and Chief Financial Officer

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered welded steel pipe products for the water transmission market, announced that Robin Gantt will retire as Senior Vice President and Chief Financial Officer (“CFO”) on March 31, 2020. The Board of Directors appointed Aaron Wilkins to succeed Ms. Gantt as CFO on April 1, 2020, in connection with Northwest Pipe’s planned succession process.

Ms. Gantt joined Northwest Pipe Company (the “Company”) in 2010 and has served as CFO since 2011. Mr. Wilkins has served as Corporate Controller since joining the Company in 2014 and Vice President of Finance since 2016.

“It has been the pinnacle of my career to serve as CFO at Northwest Pipe,” states Ms. Gantt. “Announcing my retirement is bittersweet. I am ready for the next chapter in my life, but I am sad to leave. The employees here truly are a second family. The consolation is in knowing that the CFO role will be in very capable hands.”

“Robin has been a business partner, confidant, and friend during our time together at Northwest Pipe Company. She has been instrumental in helping the Company navigate through some difficult times over the past several years. I wish her all the best as she transitions to the next phase of her life,” said Scott Montross, President and CEO. “Aaron has been a valued member of senior management for several years, and we are confident that he will be successful as our next CFO.”

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered welded steel pipe water systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing, T-Lock® and Arrow-Lock® PVC liners, as well as custom linings, coatings, joints, and one of the largest offering of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

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